Exhibit 5.1

August 20, 2012

DTE Energy Company

One Energy Plaza

Detroit, Michigan 48226

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed by DTE Energy Company, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) (a) shares of common stock, without par value (the “Common Stock”), of the Company and (b) debt securities (the “Debt Securities”) of the Company, which may be convertible into shares of Common Stock or exchangeable into other securities.

The Debt Securities will be issued under an Amended and Restated Indenture dated as of April 9, 2001, as amended, supplemented or modified from time to time, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Indenture”).

I, as Associate General Counsel of the Company, in conjunction with an attorney or attorneys under my general supervision, have examined such certificates, instruments and documents (collectively, “Documents”) and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to me as originals are authentic; and (iii) all Documents submitted to me as copies conform to the originals of such Documents. My review has been limited to examining the Documents and applicable law.

Based upon the foregoing examination and review, it is my opinion that:

1.	The Company is duly incorporated and validly existing as a corporation under the laws of the State of Michigan.

2.	The issuance of shares of Common Stock has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when such shares of Common Stock shall have been duly issued and delivered by the Company against payment of the consideration therefor and in accordance with such corporate action, such Common Stock will be validly issued, fully paid and non-assessable.

3.

The issuance of Debt Securities has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when (i) the Registration Statement has become effective under the Securities Act, (ii) the applicable supplemental indenture, supplementing the Indenture, pursuant to which the Debt Securities are to be issued shall have been duly executed and delivered, and (iii) the Debt Securities are authenticated by the applicable trustee in accordance with the Indenture and delivered against payment therefor, the Debt Securities will be validly issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

Very truly yours,

/s/ Patrick B. Carey
Patrick B. Carey Associate General Counsel DTE Energy Company